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ROGERS WIRELESS INC.                                                Exhibit 12.3
COMPUTATION OF FINANCIAL RATIOS (UNDER CANADIAN GAAP) (1)
(in thousands of Canadian dollars)

                                                                                          Pro Forma Nine
                                                         Year Ended December 31,           Months Ended
                                                     2001         2002         2003     September 30, 2004
                                                   ---------   ----------    ---------  ------------------
Operating profit (2)                        A        401,261      516,681      716,289          794,343
Interest expense                            B        184,330      195,150      193,607          321,278
Senior debt (3)                             C      2,134,040    2,194,908    1,841,696        4,689,802
Total debt (3)                              D      2,526,449    2,527,783    2,073,139        5,195,362
Total debt to operating profit              D/A         6.30         4.89         2.89   (4)       5.45
Senior debt to operating profit             C/A         5.32         4.25         2.57   (4)       4.92
Operating profit to total interest expense  A/B         2.18         2.65         3.70             2.47

(1) We believe that operating profit as defined below, together with the related total debt, senior debt and interest expense ratios, are measures that are commonly reported and widely used by analysts, investors and other interested parties in the wireless communications industry. Accordingly, this information has been disclosed herein to permit a more complete comparative operating performance and capitalization relative to other companies in our industry. These indicators should not be considered as a substitute or alternative for net income or cash flow in accordance with Canadian GAAP or U.S. GAAP.

(2) We define operating profit as net income before depreciation and amortization, interest expense, income taxes and non-operating items, which include foreign exchange gains (losses), loss on repayment of long-term debt, change in fair value of derivative instruments and investment and other income (expense) and the 2002 net recovery related to the change in estimates of sales tax and Canadian Radio-television and Telecommunications Commission contribution liabilities. Operating profit is a standard measure used in the communications industry to assist in understanding and comparing operating results and is often referred to by our competitors as EBITDA (earnings before interest, taxes, depreciation and amortization) or OIBDA (operating income before depreciation and amortization). We believe this is an important measure as it allows us to assess our ongoing businesses without the impact of depreciation and amortization expenses as well as non-operating factors. It is intended to indicate our ability to incur or service debt, invest in property, plant and equipment and allows us to compare our company to our competitors who have different capital or organization structures. This measure is not a defined term under Canadian GAAP or U.S. GAAP.

(3) Total debt includes long-term debt and all inter-company subordinated debt but does not include inter-company deeply subordinated debt. The following table sets forth, for the periods indicated, our outstanding inter-company subordinated debt owing to RCI and RWCI:


                                                                                          Pro Forma
                                                        Year Ended December 31,       Nine Months Ended
                                                     2001          2002       2003   September 30, 2004
                                                     ------        ------     ----   ------------------
Inter-company subordinated debt owing to RCI            -             -         -             -
Inter-company subordinated debt owing to RWCI        50,000        50,000       -             -
                                                     ------        ------     ----   ------------------
Total inter-company debt                             50,000        50,000       -             -
                                                     ======        ======     ====   ==================

      In July 2003, we issued 10 Class A Common shares to RWCI for consideration of $91.2 million, comprised of the set-off of the $50.0 million inter-company subordinated debt owing to RWCI, the set-off of an aggregate $32.9 million on inter-company amounts payable to RWCI and $8.3 million paid in cash. Our inter-company deeply subordinated debt, all of which was owed to RWCI, is excluded from total debt because under the terms of our outstanding indebtedness all payments on inter-company deeply sub-ordinated debt are restricted payments, treated in the same manner as dividends on our common shares.

                                                                                           Pro Forma Nine
                                                        Year Ended December 31,             Months Ended
                                                  2001         2002         2003         September 30, 2004
                                                  ---------    ---------    ---------    ------------------
Long-term debt                                    2,476,449    2,477,783    2,073,139          5,195,362
Inter-company subordinated debt                      50,000       50,000          -                  -
                                                  ---------    ---------    ---------    ------------------
Total debt                                        2,526,449    2,527,783    2,073,139          5,195,362
Inter-company subordinated debt                     (50,000)     (50,000)         -                  -
Senior subordinated notes                          (342,409)    (282,875)    (231,443)         (505,560)
                                                  ---------    ---------    ---------    ------------------
Senior debt                                       2,134,040    2,194,908    1,841,696          4,689,802
                                                  =========    =========    =========    ==================

      Effective January 1, 2004, total debt excludes the effect of our cross-currency interest rate exchange agreements. For comparison purposes, all prior periods have been reclassified.

(4) For purposes of calculating these ratios on a pro forma basis at September 30, 2004, operating profit of $954.0 million is based on the twelve months ended September 30, 2004.